Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039		News Release
Phone:	972.869.3400
Fax:	972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces First Quarter 2007 Results

Irving, Texas, April 25, 2007 Thomas Group, Inc. (NasdaqGM: TGIS), a leading operational consulting firm, today announced net income of $1.8 million, or $0.16 per diluted share, for the first quarter of 2007 on revenues of $14.9 million, compared to net income of $2.2 million, or $0.20 per diluted share, on revenues of $13.3 million for the first quarter of 2006.  The first quarter of 2007 included $0.5 million, or $0.05 per diluted share, for legal and accounting costs related to the review of the Company’s historical stock option practices. In addition, the Company’s effective income tax rate for the first quarter of 2007 was 39%, or $0.10 per diluted share, compared to 28%, or $0.08 per diluted share, for the first quarter of 2006.

“I am pleased with our continued year over year revenue growth and the operating results of our core business”, said Jim Taylor, CEO. “Despite the $0.05 per share cost of the stock option review in the first quarter, and the 40% increase in our effective tax rate when compared to the first quarter of last year, we are pleased with our first quarter. Our operations remain strong and we continue to deliver outstanding results for our clients.  We will continue to pursue our stated goals for 2007 of selling new business and diversifying our client base, while maintaining high utilization of our Resultants.”

First Quarter 2007 Financial Performance:

•              Revenue:  Revenue for the first quarter of 2007 was $14.9 million, which represents a $1.6 million increase, or 12%, from the first quarter of 2006.  Revenue from US government clients was $13.3 million, or 89% of revenue, in the first quarter of 2007, compared to $12.4 million, or 93% of revenue, in the first quarter 2006.  Revenue from commercial clients was $1.4 million, or 9% of revenue, in the first quarter of 2007, compared to $0.8 million, or 6% of revenue, in the first quarter of 2006. Reimbursement of expenses was $0.2 million, or 1% of revenue in the first quarter of 2007, compared to $0.1 million, or 1% of revenue, in the first quarter of 2006.

•              Gross Margins: Gross profit margins for the first quarter of 2007 were 50%, compared to 48% for the first quarter of 2006. The increase in year over year margin is attributable to higher utilization of the Company’s Resultants in 2007.

•              Selling, General & Administrative (S,G&A): S,G&A costs for the first quarter of 2007 increased $1.3 million to $4.7 million, or 31% of revenues, from $3.4 million, or 26% of revenues, in the first quarter of 2006. This increase is primarily due to $0.7 million in non-recurring legal and accounting costs, $0.3 million in non-cash stock-based compensation accruals and $0.3 million in other performance based incentive compensation accruals. The after-tax effect of the non-cash, stock-based compensation accruals is approximately $0.01 per diluted share for the first quarter of 2007.

•              Cash Flow:  For the first quarter of 2007, the net change in cash was a net increase of $4.1 million, compared to a net increase of $1.0 million for the first quarter of 2006. For the first quarter 2007, net cash provided by operating activities was $5.8 million, compared to $1.6 million for the first quarter of 2006.  The increase is primarily due to the collection of accounts receivable balances during the first quarter of 2007.  Net cash used for investing activities of $616,000 for the first quarter of 2007 consisted primarily of improvements to our training facility located inside the Irving, TX office, compared to $235,000 for the first quarter of 2006 for upgrades to computer hardware and software. Cash used for financing activities for the first quarter of 2007 was $1.1 million for the payment of dividends. Cash used for financing activities for the first quarter of 2006 was $0.4 million, consisting of $0.5 million in dividends paid offset by $0.1 million received from option holders upon the exercise of outstanding stock options.

Income Taxes: Income tax expense of $1.1 million for the first quarter of 2007 reflected an effective rate of 39%, compared to $0.8 million, or an effective rate of 28%, for the first quarter of 2006. The reduced effective rate in 2006 is the result of a reduction in the deferred tax valuation allowance of $0.3 million which created a tax benefit of $0.03 per diluted share in that quarter.

Business Development:  During the first quarter of 2007, the Company signed $15.3 million in new and extended business, which compares unfavorably to bookings of $22.3 million in the first quarter of 2006. The shortfall relates primarily to a change in the funding periods on longer-term government contracts where funding typically occurred in annual traunches in 2006 versus periods of three to six months in 2007 due to government budgeting constraints.

Backlog:  At March 31, 2007, the Company had signed backlog of $15.6 million, all of which was contracted for 2007. Backlog does not include extensions or option periods, and therefore does not always represent the full scope of the clients’ commitment to Thomas Group. However, backlog does accurately represent the portion that has been contracted for in writing.

***

Thomas Group, Inc. (NasdaqGM:TGIS) is an international, publicly traded operational consulting firm .  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
		(Restated)

Consulting revenue before reimbursements	$14,683	$13,194
Reimbursements	223	102
Total revenue	14,906	13,296
Cost of sales before reimbursable expenses	7,198	6,796
Reimbursable expenses	223	102
Total cost of sales	7,421	6,898
Gross profit	7,485	6,398
Selling, general and administrative	4,661	3,436
Operating income	2,824	2,962
Interest income, net	104	55
Income from operations before income taxes	2,928	3,017
Income tax expense	1,130	841
Net income	1,798	2,176
Earnings per share:
Basic	$0.16	$0.20
Diluted	$0.16	$0.20
Weighted average shares:
Basic	10,937	10,667
Diluted	11,225	10,880

THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended March 31,
	2007	2006

North America	$14,906	$13,292
Asia/Pacific	—	4
Total Revenue	$14,906	$13,296

Selected Balance Sheet Data

	March 31, 2007	December 31, 2006
	(Unaudited)
Cash	$12,579	$8,484
Trade accounts receivables	9,022	12,318
Total current assets	22,263	21,487
Total assets	25,131	23,466
Total current liabilities	5,154	4,700
Total liabilities	5,449	4,803
Total stockholders’ equity	19,682	18,663